Exhibit 99.B(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Other Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated February 13, 2014 on the financial statements and financial highlights of the Victory Variable Insurance Funds included in the Annual Report to Shareholders for the fiscal year ended December 31, 2013 in Post-Effective Amendment Number 26 to the Registration Statement (Form N-1A, No. 333-62051) filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio

April 15, 2014